Exhibit 10.11
December 29, 2000

Daniel J. Kelly
106 Lamarack Way
Cary, NC 27511

Dear Dan,

In consideration of your contribution to the Company, the Company is willing to provide you with certain assurances under certain circumstances, as described herein.

Assuming that you continue to devote your entire business time and efforts to the Company in an executive management position (which is at least equivalent to the Company's current executive vice president level) and you continue to perform satisfactorily, the Company agrees as follows:

         1. Effective as of the date hereof, the Company agrees to employ you through the close of business on December 31, 2002 (such period is referred to herein as the "Term"). As of January 1, 2002 and each successive anniversary thereof (each, the "Automatic Extension Date"), the Term shall automatically be extended for one year unless either party shall give written notice to the other prior to any Automatic Extension Date that such one year extension shall not occur, in which event the Term shall expire as of the close of business on the next December 31st. From and after any such expiration date you shall continue to be employed by the Company as an "at will employee" until such time as either you or the Company end the employment relationship.

         2. Your base salary shall continue at its current rate of $200,000 per year, subject to increase from time to time, along with the potential for annual bonuses, with both salary increases and bonuses based upon your individual performance (and potentially as a part of a Company-wide bonus plan promulgated in advance of the award of such bonus) as determined by the Company's board of directors (the "Board") or the Board's compensation committee.

         3. A. Effective as of December 1, 2000 you shall be granted $200,000 worth of restricted shares of Company stock vesting over the next 3 years at the rate of 33 1/3% per year. Such shares shall be valued as of the date of the close of business on November 30, 2000 and shall be granted using that same form of Restricted Stock Agreement which you executed on November 15, 1999 (hereinafter "Form Agreement"). Said Form Agreement shall in this instance be modified as necessary to conform to the provisions of this paragraph 3.A. and shall provide for 100% vesting upon Change of Control (as defined under "Defined Terms" below). In addition, you shall receive a sum equal to the dividend equivalents you would have received as to such shares as to the dividend paid for the fourth quarter of 2000.

                  B. In addition, you shall be granted as of June 1, 2000 (the effective date of your promotion to Company CFO) $50,000 worth of restricted shares of Company stock, valued as of the close of business on May 31, 2000, which shall be documented using the Form Agreement, modified as necessary to indicate immediate vesting. In addition, you shall receive a sum equal to the dividend equivalents you would have received as to such shares as to the dividends paid for the third and fourth quarters of 2000.

Daniel J. Kelly
December 29, 2000
Page 2


         4. If at any time within the twelve-month period commencing immediately after the consummation of a Change of Control (as defined below) (the "Severance Protection Period") your employment is terminated by the Company (or its successor) without "Cause" or by you for "Good Reason" (each as defined under "Defined Terms" below), you will be entitled to forgiveness of that promissory note currently held by the Company dated October 31, 2000 and to receive a sum equal to:
                  a. your then-current base salary and then-current benefits for 24 months, b. twice the last bonus awarded to you during the Term and c. the amount of 12 months of the then-current employee contribution toward COBRA continuation coverage ( collectively, the "Severance Payments), provided that, unless otherwise provided by action of the Board, the Severance Payments will only be payable hereunder in the event (i) a Change of Control is consummated during the Term or (ii) a definitive agreement is signed prior to the expiration of the Term to consummate a transaction that would constitute a Change of Control and such Change of Control transaction is ultimately consummated pursuant to such agreement. The sum for salary will be 12 months after the first two years.

                  You will not be entitled to any Severance Payments in the event of (i) your termination of employment for any reason prior to or after the Severance Protection Period or (ii) your termination of employment during the Severance Protection Period due to your voluntary resignation of employment without Good Reason, termination of employment by the Company for Cause or your death or "Disability" (as defined under "Defined Terms" below).

         5.       Defined Terms:

                  For purposes of this letter agreement the following definitions shall apply:

                  "Cause" means (i) your continued failure to adequately perform your duties to the Company or any of its affiliates (after receipt of notice and an opportunity to cure each such failure), (ii) your substandard performance as determined by the Board based upon the performance objectives it previously communicated to you as to your then-current position, (iii) fraud with respect to the Company or any of its affiliates or dishonesty in the performance of your duties to the Company or any of its affiliates, (iv) an act or acts on your part relating directly to your employment with the Company and adversely impacting the Company constituting (x) a felony under the laws of the United States or any state thereof or
                  (y) a misdemeanor involving moral turpitude, (v) your willful malfeasance, gross negligence, disloyalty or willful misconduct in connection with your duties to the Company or any of its affiliates or any act or omission which is injurious to the financial condition or business reputation of the Company or any of its affiliates, or (vi) your material breach of any written policies or practices of the Company or any of its affiliates (after receipt of notice and an opportunity to cure such material breach).

                  "Change of Control" means any sale, merger, consolidation, or any other business combination or reorganization, in one or a series of related transactions, as a result of which any "person" or "group" (as such terms are defined in Section 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended (the "Act")), other than the Company or any of its affiliates (including any employee benefit plan thereof) and LF Strategic Realty Investors II L.P. and its affiliates) (i) becomes the "beneficial owner", directly or indirectly of more than 50% of (x) the outstanding shares of all series of common stock of the Company (on a fully diluted basis, including all options, warrants or other convertible securities held by

Daniel J. Kelly
December 29, 2000
Page 3

                  management and other investors) or (y) the combined voting power of all classes of equity securities of the Company entitled to vote in the election of directors generally (on a fully diluted basis, including all options, warrants or other convertible securities held by management and other investors) or (ii) acquires, directly or indirectly, assets representing all or substantially all of the total assets of the Company and its subsidiaries on a consolidated basis (measured by either book value in accordance with generally accepted accounting principles consistently applied or fair market value determined in the reasonable, good faith judgment of the Company's board of directors).

                  "Disability" shall mean and shall be deemed to have occurred after 120 days in the aggregate during any consecutive 12 month period or after 90 consecutive days during which period, as the case may be, you, by reason of physical or mental disability or illness, shall have been unable to discharge your duties under this letter agreement. The date of Disability shall be such 120th or 90th day as the case may be. In the event either the Company or you, after receipt of notice of your permanent disability from the other, dispute that your permanent disability shall have occurred, you shall promptly submit to a physical examination by the chief of medicine in any major hospital in the Raleigh, North Carolina area, and unless such physician shall issue a written statement to the fact that in his opinion based on his diagnosis, that you are capable of resuming your employment and devoting your full time and energy to discharging your duties within 30 days after the date of such statement, such Disability shall be deemed to have occurred.

                  "Good Reason" means the Company has required you to relocate to a place of employment which is more than 50 miles outside of the town limits of Cary, NC.

Please indicate your acceptance of the terms of this letter agreement by executing this letter in the space shown below and returning it to me for the Company's files. A copy is enclosed for your records.

Feel free to contact me in the event you have any questions.

Sincerely,



John W. Gildea
Chairman, Compensation Committee
Konover Property Trust, Inc. Board of Directors


Agreed to this _____ day of January 2001 by Daniel J. Kelly.


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                                                         Daniel J. Kelly